Exhibit 99.1

GRANTED
IN THE court of chancery OF the state of delaware

IN RE GEVO, INC.	C.A. No. 2024-1242-PAF

[PROPOSED] ORDER GRANTING

PETITION UNDER 8 DEL. C. § 205

WHEREAS, on June 6, 2013, Gevo, Inc. (“Gevo”) stockholders approved an amendment to the Certificate of Incorporation increasing the authorized shares of Gevo common stock from 100,000,000 to 150,000,000 and preferred stock from 5,000,000 to 10,000,000 (the “2013 Amendment”);

WHEREAS, on June 7, 2013, Gevo filed a Certificate of Amendment with the Delaware Secretary of State memorializing the 2013 Amendment (the “2013 Certificate”);

WHEREAS, on July 3, 2014, Gevo stockholders approved an amendment to the Certificate of Incorporation increasing the authorized shares of Gevo common stock from 150,000,000 to 250,000,000 (the “2014 Amendment”);

WHEREAS, on July 7, 2014, Gevo filed a Certificate of Amendment with the Delaware Secretary of State memorializing the 2014 Amendment (the “2014 Certificate”);

WHEREAS, in reliance on the Amendments, Gevo has issued shares of its capital stock from time to time on or after the effective date of each Amendment through the date of this order;

WHEREAS, the Court having considered the Verified Petition for Relief pursuant to 8 Del. C. § 205 (the “Petition”), filed by Gevo on December 3, 2024; and

WHEREAS, the Court having considered the factors in 8 Del. C. § 205(d), and for good cause having been shown.

IT IS HEREBY ORDERED, this ___ day of ___________, 2025, that:

1.            The 2013 Amendment and 2013 Certificate are hereby validated and declared effective. The increase in authorized shares of Gevo common stock from 100,000,000 to 150,000,000 and preferred stock from 5,000,000 to 10,000,000 effectuated therein are hereby validated and declared effective.

2.            The 2014 Amendment and 2014 Certificate are hereby validated and declared effective. The increase in authorized shares of Gevo common stock from 150,000,000 to 250,000,000 effectuated therein is hereby validated and declared effective.

3.            The Company’s securities (and the issuance of the securities) described herein or in the Petition, whether already issued or to be issued pursuant to authorization under the 2013 Certificate or 2014 Certificate, are hereby validated and declared duly authorized.

4.            This Order validates the corporate acts referenced above, effective as of the time each such act was originally taken, notwithstanding any failures of authorization or potential failures of authorized described in, or resulting from the matters described in, the Petition.

Vice Chancellor Paul A. Fioravanti, Jr.

This document constitutes a ruling of the court and should be treated as such.

Court:	DE Court of Chancery Civil Action

Judge:	Paul A Fioravanti

File & Serve Transaction ID:	75518014

Current Date:	Mar 17, 2025

Case Number:	2024-1242-PAF

Case Name:	In re Gevo, Inc.

Court Authorizer:	Paul A Fioravanti Jr

Court Authorizer Comments:

The petition is granted for the reasons stated in the court's ruling at the conclusion of today's telephonic hearing on the petition.

/s/ Judge Paul A Fioravanti Jr